Exhibit 99.1
FICO Announces Earnings of $8.12 per Share
for Fourth Quarter Fiscal 2026

Revenue of $657 million vs. $516 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--November 4, 2026--FICO (NYSE:FICO), a global analytics software leader, today announced results for its fourth fiscal quarter ended September 30, 2026.

Fourth Quarter Fiscal 2026 GAAP Results
Net income for the quarter totaled $175.0 million, or $8.12 per share, versus $155.0 million, or $6.42 per share, in the prior year period. Net income for the quarter included three significant one-time items: 1) a $65 million accrual for a proposed settlement of the antitrust class action lawsuits related to our Scores business; 2) a $48 million non-operating gain related to the sale of an equity investment in which we had a minority interest; and 3) a $27 million restructuring charge related to a committed plan for workforce reduction.
Net cash provided by operating activities for the quarter was $294.2 million versus $223.7 million in the prior year period.

Fourth Quarter Fiscal 2026 Non-GAAP Results
Non-GAAP Net Income for the quarter was $239.3 million versus $187.0 million in the prior year period. Non-GAAP EPS for the quarter was $11.10 versus $7.74 in the prior year period. The three significant one-time items noted above are excluded from Non-GAAP Net Income and Non-GAAP EPS, along with other adjustments consistent with prior periods.
Free cash flow was $284.3 million for the current quarter versus $210.8 million in the prior year period.
The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2026 GAAP Revenue
The company reported revenues of $657.0 million for the quarter as compared to $515.8 million reported in the prior year period, an increase of 27%.
“I am proud of our performance in FY26,” said Will Lansing, chief executive officer. “Our team continues to execute well despite a turbulent macro environment.”
Revenues for the fourth quarter of fiscal 2026 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $413.8 million in the fourth quarter, compared to $311.6 million in the prior year period, an increase of 33%. B2B revenue increased 39%, primarily attributable to a higher mortgage origination scores unit price, partially offset by a decline in mortgage originations volume. B2C revenue increased 3% from the prior year period, primarily due to increased royalties derived from scores sold indirectly to consumers through credit reporting agencies.
•Software revenues, which include the company’s analytics and digital decisioning technology, were up 19% year-over-year with $243.2 million in the fourth quarter, compared to $204.2 million in the prior year period. On September 30, 2026, Software Annual Recurring Revenue (ARR) was up 14% year-over-year, consisting of a 72% increase in platform ARR and an 18% decline in non-platform ARR. The total Software Dollar-Based Net Retention Rate was 112% on September 30, 2026, with platform software at 156% and non-platform software at 82%.

Outlook
We are transitioning to bespoke mortgage originations pricing, tailored to the individual needs of our customers. One bespoke pricing program, the FICO Preferred Program, has had several deals already announced, and we continue to work with others on programs that will cover calendar-year 2027. At the same time, elevated interest rates and ongoing affordability challenges continue to weigh on the mortgage market, keeping loan originations below historical norms. We are in the middle of this pricing transition, where programs and agreements are still being finalized, and the outcomes of mortgage market challenges are uncertain. Because of these factors, we are not providing fiscal year 2027 guidance at this time.

Company to Host Conference Call
The company will host a webcast on November 4, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2026 results and provide various strategic and operational updates. The call can be accessed at FICO’s web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through November 4, 2027.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 70 countries do everything from preventing fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score is a standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the company’s business strategies, the maintenance of its existing relationships and ability to create new relationships with customers, distributors and other business partners, its ability to continue to develop new and enhanced products and services and to enter new markets, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use or costs of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions or divestitures, and material adverse developments or uncertainty in global economic conditions or in the markets or industries that the company serves. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2026	September 30, 2025
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$217,599	$134,136
Accounts receivable, net	602,946	529,148
Prepaid expenses and other current assets	91,126	41,881
Total current assets	911,671	705,165
Marketable securities	51,714	54,625
Property and equipment, net	97,142	67,713
Operating lease right-of-use assets	26,418	26,213
Goodwill	791,867	783,340
Other assets	196,210	231,077
Total assets	$2,075,022	$1,868,133
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$237,853	$146,933
Accrued compensation and employee benefits	122,267	115,369
Deferred revenue	222,074	187,372
Current maturities on debt	337,500	399,541
Total current liabilities	919,694	849,215
Long-term debt	4,921,604	2,656,150
Operating lease liabilities	18,816	19,187
Other liabilities	88,119	89,365
Total liabilities	5,948,233	3,613,917

Stockholders’ deficit	(3,873,211)	(1,745,784)
Total liabilities and stockholders’ deficit	$2,075,022	$1,868,133

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$223,697	$182,393	$808,118	$740,145
Professional services	19,534	21,806	74,533	82,149
Scores	413,818	311,552	1,652,222	1,168,575
Total revenues	657,049	515,751	2,534,873	1,990,869
Operating expenses:
Cost of revenues	86,003	91,176	351,480	353,722
Research and development	51,771	50,953	209,307	188,347
Selling, general and administrative	225,430	125,544	681,099	513,028
Restructuring charges	27,293	10,922	27,293	10,922
Total operating expenses	390,497	278,595	1,269,179	1,066,019
Operating income	266,552	237,156	1,265,694	924,850
Other expense, net	(29,121)	(34,697)	(165,644)	(122,255)
Income before income taxes	237,431	202,459	1,100,050	802,595
Provision for income taxes	62,467	47,445	265,083	150,649
Net income	$174,964	$155,014	$834,967	$651,946
Earnings per share:
Basic	$8.16	$6.48	$36.52	$26.90
Diluted	$8.12	$6.42	$36.32	$26.54
Shares used in computing earnings per share:
Basic	21,446	23,909	22,863	24,239
Diluted	21,559	24,160	22,988	24,561

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2026	2025
	(In thousands)
Cash flows from operating activities:
Net income	$834,967	$651,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,718	14,952
Share-based compensation	185,457	156,667
Changes in operating assets and liabilities	51,216	(18,547)
Other, net	(16,293)	(26,211)
Net cash provided by operating activities	1,072,065	778,807
Cash flows from investing activities:
Purchases of property and equipment	(2,140)	(8,922)
Capitalized internal-use software costs	(35,550)	(30,485)
Net activity from marketable securities	5,099	(4,312)
Other, net	(12,810)	—
Net cash used in investing activities	(45,401)	(43,719)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	3,095,000	725,000
Payments on revolving line of credit and term loans	(1,485,000)	(1,368,750)
Proceeds from issuance of senior notes	1,000,000	1,500,000
Payments on senior notes	(400,000)	—
Proceeds from issuance of treasury stock under employee stock plans	22,939	32,823
Taxes paid related to net share settlement of equity awards	(112,564)	(204,593)
Repurchases of common stock	(3,045,991)	(1,414,502)
Other, net	(15,513)	(20,307)
Net cash used in financing activities	(941,129)	(750,329)
Effect of exchange rate changes on cash	(2,072)	(1,290)
Increase (decrease) in cash and cash equivalents	83,463	(16,531)
Cash and cash equivalents, beginning of year	134,136	150,667
Cash and cash equivalents, end of year	$217,599	$134,136

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share data)
GAAP net income	$174,964	$155,014	$834,967	$651,946
Restructuring charges	27,293	10,922	27,293	10,922
Share-based compensation expense	43,547	32,379	185,457	156,667
Proposed litigation settlement costs	65,000	—	65,000	—
Gain on sale of equity investment	(47,927)	—	(47,927)	—
Income tax adjustments	(22,802)	(10,833)	(59,323)	(41,393)
Excess tax benefit	(795)	(529)	(17,167)	(44,159)
Non-GAAP net income	$239,280	$186,953	$988,300	$733,983

GAAP diluted earnings per share	$8.12	$6.42	$36.32	$26.54
Restructuring charges	1.27	0.45	1.19	0.44
Share-based compensation expense	2.02	1.34	8.07	6.38
Proposed litigation settlement costs	3.01	—	2.83	—
Gain on sale of equity investment	(2.22)	—	(2.08)	—
Income tax adjustments	(1.06)	(0.45)	(2.58)	(1.69)
Excess tax benefit	(0.04)	(0.02)	(0.75)	(1.80)
Non-GAAP diluted earnings per share	$11.10	$7.74	$42.99	$29.88

Free cash flow
Net cash provided by operating activities	$294,185	$223,669	$1,072,065	$778,807
Capital expenditures	(9,845)	(12,825)	(37,690)	(39,407)
Free cash flow	$284,340	$210,844	$1,034,375	$739,400
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com